Exhibit 5.1

[McKenna Long & Aldridge LLP Letterhead]

November 30, 2004

Neenah Paper, Inc.
Preston Ridge III
3460 Preston Ridge Road
Suite 600
Alpharetta, Georgia 30005

  Re:
  Neenah Paper, Inc.—Registration Statement on Form S-8 for the Neenah Paper 401(k) Retirement Plan, Neenah Paper Retirement Contribution Plan, and Neenah Paper Deferred Compensation Plan

Ladies and Gentlemen:

        We have acted as counsel to Neenah Paper, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") that is being filed by the Company with the Securities and Exchange Commission. Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, an aggregate of 6,000,000 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock") of the Company, which Shares may be issued under the Neenah Paper 401(k) Retirement Plan (the "401(k) Plan") and the Neenah Paper Retirement Contribution Plan (the "RCP," and together with the 401(k) Plan, the "Stock Plans"). The Registration Statement also covers $5,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") that may be issued under the Neenah Paper Deferred Compensation Plan (the "DCP"), and an indeterminate number of plan interests under the Stock Plans and the DCP.

        The opinions hereinafter set forth are given at the request of the Company pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinions rendered consist of the matters set forth in numbered paragraphs (1) and (2) below (our "Opinions"), and no other opinions are implied or to be inferred beyond the matters expressly stated. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

        Our Opinions are furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

        In rendering our Opinions, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions, including, without limitation, the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, the record of corporate proceedings, the Stock Plans and the DCP. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

        As to various factual matters that are material to our Opinions, we have relied upon: (i) the factual statements set forth in a certificate of an officer of the Company; (ii) two actions by Unanimous Written Consent in Lieu of a Meeting of the Board of Directors of the Company, each dated November 30, 2004; (iii) the action by Unanimous Written Consent in Lieu of a Meeting of the Sole Stockholder of the Company, dated November 30, 2004; and (iv) originals or copies of certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

        We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia and the General Corporation Law of the State of Delaware that are now in effect, and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated in connection with the Stock Plans and the DCP; we expressly disclaim any obligation to advise you of changes to such laws or facts that hereafter may come to our attention.

        We note that the terms of the DCP state that it is to be construed in accordance with and governed by the laws of the State of Wisconsin. We do not opine as to whether any court of any jurisdiction will give effect to the governing law provision in the DCP, but have assumed with your permission, hypothetically for purposes of the Opinion expressed in paragraph (2), that if the Company were brought before a proper court in the State of Georgia to enforce rights under the DCP, such court will apply the substantive laws of the State of Georgia, notwithstanding the governing law provision contained in the DCP.

        Based upon and subject to the foregoing, we are of the following opinions:

  (1)
  the Shares, when issued in accordance with the terms of the Stock Plans against payment in full of the price therefor, established in accordance with the terms of the Stock Plans, will be validly issued, fully paid and nonassessable; and

  (2)
  the Deferred Compensation Obligations, when incurred in accordance with the terms and conditions of the DCP, will be valid obligations of the Company to make payment to the holders thereof in accordance with the terms and conditions of the DCP, except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and by equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,
/s/ MCKENNA LONG & ALDRIDGE LLP McKENNA LONG & ALDRIDGE LLP